MARRIOTT OWNERSHIP RESORTS, INC.

ILG, LLC

6649 Westwood Blvd.

Orlando, Florida 32821

May 23, 2019

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Marriott Ownership Resorts, Inc. and ILG, LLC Registration Statement on Form S-4
(SEC File No. 333-231300) Originally Filed on May 8, 2019

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Act”), Marriott Ownership Resorts, Inc., ILG, LLC and each of the other registrants listed on Schedule A hereto (collectively, the “Registrants”) hereby request acceleration of the effective date of their Registration Statement on Form S-4 (SEC File No. 333-231300) (the “Registration Statement”) to 4:00 p.m., Eastern time, on May 28, 2019 or as soon as practicable thereafter. The Registrants hereby acknowledge their responsibilities under the Act and the Securities Exchange Act of 1934, as amended, as they relate to the proposed exchange offer of the securities specified in the Registration Statement.

Please call Richard B. Aftanas of Kirkland & Ellis LLP, counsel to the Registrants, at (212) 446-4722 as soon as the Registration Statement has been declared effective, or if you have any questions or concerns regarding this matter.

Very truly yours,

MARRIOTT OWNERSHIP RESORTS, INC.

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Vice President

ILG, LLC

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Executive Vice President and Chief Financial Officer

MARRIOTT VACATIONS WORLDWIDE CORPORATION

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Executive Vice President and Chief Financial and Administrative Officer

AQUA HOSPITALITY LLC ASTON HOTELS & RESORTS FLORIDA, LLC MAUI CONDO AND HOME, LLC RQI HOLDINGS, LLC

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Manager

AQUA HOTELS & RESORTS, LLC DIAMOND HEAD MANAGEMENT LLC HOTEL MANAGEMENT SERVICES LLC KAI MANAGEMENT SERVICES LLC

By:	Aqua Hospitality LLC
Its:	Manager

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Manager

AQUA HOTELS AND RESORTS OPERATOR LLC

By:	Aqua Hospitality LLC
Its:	Managing Member

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Manager

AQUA HOTELS AND RESORTS, INC. AQUA-ASTON HOLDINGS, INC. AQUA-ASTON HOSPITALITY, LLC CDP GP, INC. CERROMAR DEVELOPMENT PARTNERS GP, INC. COCONUT PLANTATION PARTNER, INC.

DATA MARKETING ASSOCIATES EAST, INC.

FLEX COLLECTION, LLC

FOH HOSPITALITY, LLC

GRAND ASPEN HOLDINGS, LLC

GRAND ASPEN LODGING, LLC

HAWAII VACATION TITLE SERVICES, INC.

HPC DEVELOPER, LLC

HT-HIGHLANDS, INC.

HTS-BC, L.L.C.

HTS-BEACH HOUSE PARTNER, L.L.C.

HTS-BEACH HOUSE, INC.

HTS-COCONUT POINT, INC.

HTS-GROUND LAKE TAHOE, INC.

HTS-KEY WEST, INC.

HTS-KW, INC.

HTS-LAKE TAHOE, INC.

HTS-LOAN SERVICING, INC.

HTS-MAIN STREET STATION, INC.

HTS-MAUI, L.L.C.

HTS-SAN ANTONIO, INC.

HTS-SAN ANTONIO, L.L.C.

HTS-SEDONA, INC.

HTS-SUNSET HARBOR PARTNER, L.L.C.

HTS-WINDWARD POINTE PARTNER, L.L.C.

HV GLOBAL GROUP, INC.

HV GLOBAL MANAGEMENT CORPORATION

HV GLOBAL MARKETING CORPORATION

HVO KEY WEST HOLDINGS, LLC

IIC HOLDINGS, INCORPORATED

ILG SHARED OWNERSHIP, INC.

INTERVAL HOLDINGS, INC.

INTERVAL INTERNATIONAL, INC.

INTERVAL RESORT & FINANCIAL SERVICES, INC.

INTERVAL SOFTWARE SERVICES, LLC

KAUAI BLUE, INC.

KAUAI LAGOONS HOLDINGS LLC

LAGUNAMAR CANCUN MEXICO, INC.

MANAGEMENT ACQUISITION HOLDINGS, LLC

MARRIOTT KAUAI OWNERSHIP RESORTS, INC.

MARRIOTT OWNERSHIP RESORTS PROCUREMENT, LLC

MARRIOTT RESORTS HOSPITALITY CORPORATION

MARRIOTT RESORTS SALES COMPANY, INC.

MH KAPALUA VENTURE, LLC

MORI GOLF (KAUAI), LLC

MORI MEMBER (KAUAI), LLC

MORI RESIDENCES, INC.

MTSC, INC.

MVW SSC, INC.

MVW US HOLDINGS, INC.

RBF, LLC

RCC (GP) HOLDINGS LLC

RCDC 942, L.L.C.

RCDC CHRONICLE LLC

RESORT SALES SERVICES, INC.

SCOTTSDALE RESIDENCE CLUB, INC.

SHERATON FLEX VACATIONS, LLC

ST. REGIS NEW YORK MANAGEMENT, INC.

ST. REGIS RESIDENCE CLUB, NEW YORK INC.

THE LION & CROWN TRAVEL CO., LLC

THE RITZ-CARLTON DEVELOPMENT COMPANY, INC.

THE RITZ-CARLTON SALES COMPANY, INC.

THE RITZ-CARLTON TITLE COMPANY, INC.

VACATION OWNERSHIP LENDING GP, INC.

VACATION TITLE SERVICES, INC.

VCH COMMUNICATIONS, INC.

VCH CONSULTING, INC.

VCH SYSTEMS, INC.

VISTANA ACCEPTANCE CORP.

VISTANA AVENTURAS, INC.

VISTANA DEVELOPMENT, INC.

VISTANA HAWAII MANAGEMENT, INC.

VISTANA MANAGEMENT, INC.

VISTANA MB MANAGEMENT, INC.

VISTANA PORTFOLIO SERVICES, INC.

VISTANA PSL, INC.

VISTANA RESIDENTIAL MANAGEMENT, INC.

VISTANA SIGNATURE EXPERIENCES, INC.

VISTANA SIGNATURE NETWORK, INC.

VISTANA VACATION OWNERSHIP, INC.

VISTANA VACATION REALTY, INC.

VISTANA VACATION SERVICES HAWAII, INC.

VOL GP, INC.

VOLT MERGER SUB, LLC

VSE DEVELOPMENT, INC.

VSE EAST, INC.

VSE MEXICO PORTFOLIO SERVICES, INC.

VSE MYRTLE BEACH, LLC

VSE PACIFIC, INC.

VSE TRADEMARK, INC.

VSE VISTANA VILLAGES, INC.

VSE WEST, INC.

WESTIN SHERATON VACATION SERVICES, INC.

WINDWARD POINTE II, L.L.C.

WORLDWIDE VACATION & TRAVEL, INC.

WVC RANCHO MIRAGE, INC.

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

AQUA LUANA OPERATOR LLC

By:	Aqua Hospitality LLC
Its:	Sole Member

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Manager

BEACH HOUSE DEVELOPMENT PARTNERSHIP

By:	HTS-Beach House, Inc.
Its:	Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

By:	HTS-Beach House Partner, L.L.C.
Its:	Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

CDP INVESTORS, L.P.

By:	CDP GP, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

CERROMAR DEVELOPMENT PARTNERS, L.P., S.E.

By:	Cerromar Development Partners GP, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

FOH HOLDINGS, LLC

By:	/s/ Angela K. Halladay
Angela K. Halladay
Manager

HTS-SAN ANTONIO, L.P.

By:	HTS-San Antonio, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

ILG MANAGEMENT, LLC

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr.
Manager

INTERVAL ACQUISITION CORP. REP HOLDINGS, LTD. S.O.I. ACQUISITION CORP.

By:	/s/ John E. Geller, Jr.
John E. Geller, Jr
Executive Vice President and Chief Financial Officer

KEY WESTER LIMITED

By:	HTS-KW, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

MORI WAIKOLOA HOLDING COMPANY, LLC

By:	Marriott Ownership Resorts, Inc.
Its:	Sole Member

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

MVW OF HAWAII, INC.

By:	/s/ Marcus O’Leary
Marcus O’Leary
Treasurer

MVW US SERVICES, LLC

By:	MVW SSC, Inc.
Its:	Sole Member

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

PELICAN LANDING TIMESHARE VENTURES LIMITED PARTNERSHIP

By:	HTS-Coconut Point, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

R.C. CHRONICLE BUILDING, L.P.

By:	RCC (GP) Holdings LLC
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

RCC (LP) HOLDINGS L.P.

By:	RCDC Chronicle LLC
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

RESORT MANAGEMENT FINANCE SERVICES, INC.

By:	/s/ Jill Tilton Silverman
Jill Tilton Silverman
Treasurer

THE COBALT TRAVEL COMPANY, LLC THE RITZ-CARLTON MANAGEMENT COMPANY, L.L.C.

By:	The Ritz-Carlton Development Company
Its:	Sole Member

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

VACATION OWNERSHIP LENDING, L.P.

By:	Vacation Ownership Lending GP, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

VOL INVESTORS, L.P.

By:	VOL GP, Inc.
Its:	General Partner

By:	/s/ Joseph J. Bramuchi
Joseph J. Bramuchi
Treasurer and Vice President

cc:	Richard B. Aftanas, P.C.

Kirkland & Ellis LLP

Schedule A

Aqua Hospitality LLC

Aqua Hotels & Resorts, LLC

Aqua Hotels and Resorts Operator LLC

Aqua Hotels and Resorts, Inc.

Aqua Luana Operator LLC

Aqua-Aston Holdings, Inc.

Aqua-Aston Hospitality, LLC

Aston Hotels & Resorts Florida, LLC

Beach House Development Partnership

CDP GP, Inc.

CDP Investors, L.P.

Cerromar Development Partners GP, Inc.

Cerromar Development Partners, L.P., S.E.

Coconut Plantation Partner, Inc.

Data Marketing Associates East, Inc.

Diamond Head Management LLC

Flex Collection, LLC

FOH Holdings, LLC

FOH Hospitality, LLC

Grand Aspen Holdings, LLC

Grand Aspen Lodging, LLC

Hawaii Vacation Title Services, Inc.

Hotel Management Services LLC

HPC Developer, LLC

HT-Highlands, Inc.

HTS-BC, L.L.C.

HTS-Beach House Partner, L.L.C.

HTS-Beach House, Inc.

HTS-Coconut Point, Inc.

HTS-Ground Lake Tahoe, Inc.

HTS-Key West, Inc.

HTS-KW, Inc.

HTS-Lake Tahoe, Inc.

HTS-Loan Servicing, Inc.

HTS-Main Street Station, Inc.

HTS-Maui, L.L.C.

HTS-San Antonio, Inc.

HTS-San Antonio, L.L.C.

HTS-San Antonio, L.P.

HTS-Sedona, Inc.

HTS-Sunset Harbor Partner, L.L.C.

HTS-Windward Pointe Partner, L.L.C.

HV Global Group, Inc.

HV Global Management Corporation

HV Global Marketing Corporation

HVO Key West Holdings, LLC

IIC Holdings, Incorporated

ILG Management, LLC

ILG Shared Ownership, Inc.

Interval Acquisition Corp.

Interval Holdings, Inc.

Interval International, Inc.

Interval Resort & Financial Services, Inc.

Interval Software Services, LLC

Kai Management Services LLC

Kauai Blue, Inc.

Kauai Lagoons Holdings LLC

Key Wester Limited

Lagunamar Cancun Mexico, Inc.

Management Acquisition Holdings, LLC

Marriott Kauai Ownership Resorts, Inc.

Marriott Ownership Resorts Procurement, LLC

Marriott Resorts Hospitality Corporation

Marriott Resorts Sales Company, Inc.

Marriott Vacations Worldwide Corporation

Maui Condo and Home, LLC

MH Kapalua Venture, LLC

MORI Golf (Kauai), LLC

MORI Member (Kauai), LLC

MORI Residences, Inc.

MORI Waikoloa Holding Company, LLC

MTSC, Inc.

MVW of Hawaii, Inc.

MVW SSC, Inc.

MVW US Holdings, Inc.

MVW US Services, LLC

Pelican Landing Timeshare Ventures Limited Partnership

R.C. Chronicle Building, L.P.

RBF, LLC

RCC (GP) Holdings LLC

RCC (LP) Holdings L.P.

RCDC 942, L.L.C.

RCDC Chronicle LLC

REP Holdings, Ltd.

Resort Management Finance Services, Inc.

Resort Sales Services, Inc.

RQI Holdings, LLC

S.O.I. Acquisition Corp.

Scottsdale Residence Club, Inc.

Sheraton Flex Vacations, LLC

St. Regis New York Management, Inc.

St. Regis Residence Club, New York Inc.

The Cobalt Travel Company, LLC

The Lion & Crown Travel Co., LLC

The Ritz-Carlton Development Company, Inc.

The Ritz-Carlton Management Company, L.L.C.

The Ritz-Carlton Sales Company, Inc.

The Ritz-Carlton Title Company, Inc.

Vacation Ownership Lending GP, Inc.

Vacation Ownership Lending, L.P.

Vacation Title Services, Inc.

VCH Communications, Inc.

VCH Consulting, Inc.

VCH Systems, Inc.

Vistana Acceptance Corp.

Vistana Aventuras, Inc.

Vistana Development, Inc.

Vistana Hawaii Management, Inc.

Vistana Management, Inc.

Vistana MB Management, Inc.

Vistana Portfolio Services, Inc.

Vistana PSL, Inc.

Vistana Residential Management, Inc.

Vistana Signature Experiences, Inc.

Vistana Signature Network, Inc.

Vistana Vacation Ownership, Inc.

Vistana Vacation Realty, Inc.

Vistana Vacation Services Hawaii, Inc.

VOL GP, Inc.

VOL Investors, L.P.

Volt Merger Sub, LLC

VSE Development, Inc.

VSE East, Inc.

VSE Mexico Portfolio Services, Inc.

VSE Myrtle Beach, LLC

VSE Pacific, Inc.

VSE Trademark, Inc.

VSE Vistana Villages, Inc.

VSE West, Inc.

Westin Sheraton Vacation Services, Inc.

Windward Pointe II, L.L.C.

Worldwide Vacation & Travel, Inc.

WVC Rancho Mirage, Inc.